Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Announces Appointment of Laurel Krzeminski

to the Company’s Board of Directors

PITTSBURGH, PA. – April 30, 2018 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) announced today the appointment of Laurel J. Krzeminski, the chief financial officer of Granite Construction Incorporated (NYSE: GVA), to the Company’s Board of Directors, effective as of June 1, 2018. Ms. Krzeminski will also serve on the Audit Committee of the Board of Directors and upon her appointment, Limbach’s Board of Directors will consist of 3 Class A Directors, 2 Class B Directors and 2 Class C Directors.

Since November 2010, Ms. Krzeminski has served in her current position as chief financial officer of Granite Construction Incorporated (“Granite Construction”), a New York Stock Exchange listed company that is one of the nation’s largest diversified infrastructure providers and construction materials producers. In December 2015, Ms. Krzeminski was also named an executive vice-president of the firm. Prior to joining Granite Construction, Ms. Krzeminski worked for The Gillette Company (“Gillette”), and subsequently, with Procter and Gamble which in October 2005 merged with Gillette which was later dissolved into the parent company. During her tenure with Gillette and Procter and Gamble, she held several corporate and operational finance positions that include serving as the director of Gillette’s Sarbanes-Oxley Section 404 Compliance program; the director of corporate financial reporting for Gillette and as a finance director for the Duracell and Braun North American business units. Ms. Krzeminski also has several years of experience in public accounting with an international accounting firm. Ms. Krzeminski is currently a member of the board of directors of Terracon. She received a Bachelor of Science in Business Administration-Accounting from San Diego State University.

Charlie Bacon, CEO of Limbach commented, “We are pleased to welcome Laurel to our Board of Directors. Laurel has an extensive background in accounting and finance working for major corporations. This, in combination with her knowledge of the capital markets, and the unique operational and accounting challenges inherent to the construction industry, makes her an ideal choice for our Board of Directors.

“Over time we have worked to develop a team of top-shelf level executives that bring to the Company’s Board of Directors an extensive background and knowledge of the industry, capital markets experience and whose attributes will contribute greatly to the overall growth and expansion of our business. Laurel adds further depth to our board, following our latest appointee, Mike McNally, former CEO of Skanska USA, who joined the Company’s Board of Directors last September and whose leadership skills are already a valuable resource for the Company. We anticipate a similar result with the addition of Laurel. We know she will be an asset to Limbach and again, welcome her to the Company’s Board.”

Limbach Holdings, Inc. April 30, 2018	Page 2

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider, managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA., Limbach operates from 10 strategically located business units throughout the United States, including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, north of Orlando. Our approximately 1,700 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the effect of the Preferred Stock repurchase on our net income, the benefits expected by the award of the large-scale data center project, Limbach’s entry into the large-scale data center markets, the joint venture with Turner Construction and other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc. Jeremy Hellman, CFA Senior Associate (212) 836-9626 / jhellman@equityny.com	- or -	Limbach Holdings, Inc. John T. Jordan, Jr. Executive Vice President and Chief Financial Officer (301) 623-4799 / john.jordan@limbachinc.com

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